Exhibit 99.1

LGL to Review Initiatives that Enhance Shareholder Value;
Announces Warrant Dividend to Shareholders

ORLANDO, FL, June 13, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") a globally diversified holding company with a history of operations dating back to 1914, today announced that it has been approached by an investment group interested in acquiring certain parts of its sole operating subsidiary, M-tron Industries, Inc. (known as "MtronPTI"), a designer and manufacturer of advanced frequency control components for the Aerospace, Defense ("Aero/Defense") and Internet Communications Technology ("ICT") markets.

"As we continually review our operations, we will consider building value through organic developments, partnerships and joint ventures.  We will carefully explore opportunities that are economically attractive to stockholder value creation," according to Greg Anderson, LGL's President and Chief Executive Officer.

"As the industry rapidly evolves to meet global demands, we continue to make R&D investments in potential growth areas within our target markets.  However, market dynamics remain challenging, with notable price pressure, the lingering effects of uncertainty in U.S. government spending and cautious infrastructure spending patterns.  It makes sense that a company such as MtronPTI, with a strong brand history and blue chip customer position, should consider the best alternatives for its stakeholders as this industry consolidates.  We believe we can be effective in consolidating part of the market, and we are proactively exploring all options, which may include joint ventures, selective acquisitions, divestitures, and furthering efforts to gain efficiencies," said Mr. Anderson.

The Board of Directors has organized a special committee to work with MtronPTI management to consider every reasonable option presented, as well as other value-enhancing opportunities.  LGL Chairman, Marc Gabelli, said "While the potential to sell MtronPTI may be present, the Board will assess LGL's overall value creation efforts.  Being approached by an interested party puts in motion a process to surface values.  We are a publicly-traded micro-cap designer and manufacturer with a long history of competing globally through innovation.  We must be positioned to grow and our stock price is essential in that context."

 LGL Board of Directors Approves Warrant Dividend to Stockholders

LGL also announced today that its Board of Directors has declared a special dividend to stockholders in the form of warrants to purchase shares of the Company's common stock at $10.00 per share, to be issued on or around July 15, 2013, to stockholders of record 4:30 p.m. ET as of July 1, 2013 (the "Record Date").   Each stockholder of the Company's common stock will receive one warrant for every ten shares of common stock owned as of the Record Date (with the number of warrants rounded up to the nearest whole number).  The Company intends for the warrants to be listed and traded on the NYSE MKT separately from the common stock, subject to NYSE MKT approval.  Each warrant will have a three-year life and will entitle the holder to purchase one share of the Company's common stock at $10.00 per share.  The warrants, in the aggregate, will be exercisable for approximately 265,000 shares of the Company's common stock.

The Company intends to issue the warrants and offer the common stock issuable upon exercise of the warrants pursuant to its shelf registration statement on Form S-3 (Registration No. 333-169540), which was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on November 4, 2010.  The shelf registration statement permits the Company to offer and sell from time to time, in one or more public offerings, any combination of its common stock, warrants or units.  The specific terms of any such offering will be established by the Company at the time of each offering, subject to market conditions, and will be described in detail in a prospectus supplement that will be filed with the SEC at the time of the distribution.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of that state or jurisdiction.  Any offer of securities covered by the shelf registration statement will be made solely by means of a prospectus included in the registration statement and a prospectus supplement with respect to such offering.

Mr. Anderson commented, "We are pleased to return a portion of the Company's future value to our stockholders through this warrant dividend.  We see this action as another step in our efforts to enhance stockholder value."

LGL's Stock Repurchase Program Remains in Place

As previously announced, on August 29, 2011, the Company's Board of Directors authorized the repurchase of up to 100,000 shares of the Company's common stock.  As of March 31, 2013, the Company had repurchased a total of 50,454 shares of common stock under this program.  Subject to certain safe harbor rules, the timing, amounts, and manner in which the Company can repurchase shares is tied to prevailing trading volumes and other limitations.

LGL's Chief Financial Officer, LaDuane Clifton, said, "The Company's stock repurchase program is a fundamental tool for providing value to stockholders.  Although we are generally limited to 25% of the average daily trading volume based on the most recent prior four weeks, the Company intends to complete the repurchase program as volumes and circumstances allow."

In addition, the Company expressed its intention to file a new shelf registration statement with the SEC to replace its existing registration statement, which is set to expire later this year in November, subject to SEC review and comments.  "Keeping the flexibility to quickly access the capital markets through availability with a shelf registration is just one of the tools that we need in place when the right opportunities coalesce for investment," said Mr. Clifton.  "We want to administratively keep our options open with a balance sheet and capital structure that will support value creation."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000